Exhibit 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE

Ocwen Financial Corporation Provides Significant Updates

- Provides update on fourth quarter 2014 financial results

- Executes amendment to Senior Secured Term Loan

- Executes Letter of Intent to sell mortgage servicing rights on $45 billion of performing Agency loans

- Secures replacement financing on $450 million Servicing Advance facility maturing in June

Atlanta, GA (March 2, 2015) - Ocwen Financial Corporation, “Ocwen” or the “Company”, (NYSE: OCN), a leading financial services holding company, today reported significant updates about the Company.

As previously disclosed on February 5, 2015 in its Company Update to Stakeholders, Ocwen expects to report a loss for the fourth quarter and 2014 fiscal year.

In that Form 8-K filing, the Company disclosed the following items related to its fourth quarter results.

•	It recorded an additional $50 million expense related to its New York Department of Financial Services Settlement.

•	The Company expects to increase expenses related to uncollectable receivables and other servicing expenses by approximately $64 million.

•	The Company expects the expense for third party monitoring costs in the fourth quarter of 2014 to be approximately $13 million.

In addition to these previously disclosed items, the Company anticipates that its fourth quarter results will be impacted by the following non-recurring items:

•	A $370 – $420 million non-cash charge to write-off goodwill.

•	The creation of a $15 million reserve relating to its remediation plan to address issues around certain erroneously dated borrower correspondence.

The above financial data is preliminary, based upon the Company’s estimates and subject to completion of the Company’s financial closing procedures. Moreover, this data has been prepared on the basis of currently available information. The Company’s independent registered public accounting firm has not audited or reviewed, and does not express an opinion with respect to, this data. This data does not constitute a comprehensive statement of the Company’s financial results for the year ended December 31, 2014, and the Company’s final numbers for this data may differ materially from these estimates.

Ocwen will file a Form 12b-25 with the U.S. Securities and Exchange Commission for an extension of time enabling the Company to file its 2014 Form 10-K on or before March 17, 2015, without penalty. Ocwen requires this extension to complete its goodwill valuation analysis and its financial closing procedures and to ensure appropriate disclosure of various recent events impacting the Company.

Upon finalizing fourth quarter and full year 2014 results the Company expects to host a call with the investment community.

2015 Other Events and Updates

So far in 2015, the Company has been executing on its previously announced plans to sell certain assets, reduce interest rate risk and further improve liquidity. Steps include:

•	On March 2, 2015 the Company entered into an amendment to its $1.3 billion Senior Secured Term Loan (SSTL) to remove certain restrictions on asset sales and permanently increase a financial covenant. Ocwen has agreed to an accelerated repayment schedule for cash received from asset sales.
“We are pleased with the actions of our term loan investors. They have been supportive of Ocwen and recognize the importance and benefit of executing on our strategy. Additionally, their willingness to enter into an amendment with Ocwen is an affirmation that the Company is, and always has been, in compliance with all of its SSTL covenants.” said Ronald M. Faris, President and Chief Executive Officer of Ocwen.

•	The Company signed a letter of intent with a buyer on the sale of mortgage servicing rights (MSRs) on a portfolio consisting of approximately 277,000 performing Agency loans owned by Fannie Mae with a total unpaid principal balance of approximately $45 billion. Subject to a definitive agreement, approvals by Fannie Mae and FHFA and other customary conditions, Ocwen expects the transaction to close by mid-year and the loan servicing to transfer over the course of the second half of 2015.

•	Including its previously announced $9.8 billion MSR sale to Nationstar, Ocwen is on track to sell Agency MSRs relating to approximately $55 billion of unpaid principal balance in the next six months for prices significantly above its estimated carrying value at December 31, 2014. Ocwen currently anticipates that these transactions will generate approximately $550 million of proceeds over the next six months and accelerate Ocwen’s strategy to reduce the size of its Agency servicing portfolio.

•	Ocwen awarded a sale of non-performing and performing loan assets to an undisclosed buyer. The transaction is subject to typical closing conditions, including finalizing due diligence and a definitive agreement. Total proceeds are expected to be approximately $40 million, and the Company expects the transaction to close by the end of March. The book value of the assets is approximately $26 million.

•	On February 27, 2015, the Company entered into an agreement with a global financial institution to provide replacement financing on Ocwen’s $450 million OFSART servicing advance facility should the existing lender seek not to refinance the facility upon its maturity in June 2015. This agreement is subject to definitive documentation and other customary funding conditions.
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In its Company Update to Stakeholders on February 5, 2015, Ocwen provided numerous updates on the Company. Below are a number of additional updates:

•	Based on Ocwen’s current engagements with state regulators, the Company is not aware of nor anticipating any material fines, penalties or settlements. Ocwen still expects to resolve two open legacy matters for a total of less than $1 million. Ocwen is not aware of any pending or threatened actions to suspend or revoke any state licenses.

•	Since January 1, 2015, Ocwen has had an average daily cash balance of over $215 million and continues to forecast that it will have sufficient liquidity going forward.

•	Ocwen believes that the SSTL amendment shows that there is no event of default and there has not been any event of default under Ocwen’s SSTL. Ocwen has publicly refuted a number of times the allegations made by a purported noteholder of certain Home Loan Servicing Solutions advance financing notes which admits it is pursuing a strategy of shorting Ocwen’s stock. Ocwen continues to vigorously defend itself against the claims of this short seller.

•	In addition to the $55 billion in transactions noted above, the Company continues to look at additional asset sales and plans to complete other small or large transactions throughout the year.

•	The Company no longer expects to execute its first call rights transaction in the first quarter of 2015, but it still anticipates closing call right transactions in the year. In the near-term, we believe this strategy will still generate positive gains for the Company, although they are likely to be lower than initially forecasted.

•	On February 27, 2015, Ocwen commented on its receipt of two notices that would terminate the Company as the servicer of two private label RMBS trusts relating to 0.07% of Ocwen’s overall servicing portfolio. These two trusts were part of the 119 transactions referenced in the February 5, 2015 Company Update to Stakeholders. We anticipate that these terminations will result in a $0.5 million gain for Ocwen as the recovery of deferred servicing fees will more than offset the loss of the servicing asset. The Company has also learned that the same trustee concluded its voting process for at least one other RMBS trust (of the 119) and in that case, the certificateholders elected to retain Ocwen as the servicer.

•	Ocwen has hired Moelis & Company and Barclays Capital Inc. to support the Company and to advise regarding adjustments to its capital structure, as appropriate. Additionally these advisors are helping the Company explore its strategic options.

About Ocwen Financial Corporation

Ocwen Financial Corporation is a financial services holding company which, through its subsidiaries, is engaged in the servicing and origination of mortgage loans. Ocwen is headquartered in Atlanta, Georgia, with offices throughout the United States and support operations in India and the Philippines. Utilizing proprietary technology, global infrastructure and superior training and processes, Ocwen provides solutions that help homeowners and make our clients’ loans worth more. Ocwen may post information that is important to investors on its website (www.Ocwen.com).

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Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: adverse effects on our business as a result of recent regulatory settlements; reactions to the announcement of such settlements by key counterparties; increased regulatory scrutiny and media attention, due to rumors or otherwise; uncertainty related to claims, litigation and investigations brought by government agencies and private parties regarding our servicing, foreclosure, modification and other practices; any adverse developments in existing legal proceedings or the initiation of new legal proceedings; our ability to effectively manage our regulatory and contractual compliance obligations; our ability to execute on our strategy to reduce the size of our Agency servicing portfolio; the adequacy of our financial resources, including our sources of liquidity and ability to fund and recover advances, repay borrowings and comply with debt covenants; our servicer and credit ratings as well as other actions from various rating agencies, including the impact of recent downgrades of our servicer ratings; volatility in our stock price; the characteristics of our servicing portfolio, including prepayment speeds along with delinquency and advance rates; our ability to contain and reduce our operating costs; our ability to successfully modify delinquent loans, manage foreclosures and sell foreclosed properties; uncertainty related to legislation, regulations, regulatory agency actions, government programs and policies, industry initiatives and evolving best servicing practices; as well as other risks detailed in Ocwen’s reports and filings with the Securities and Exchange Commission (SEC), including its annual report on Form 10-K/A for the year ended December 31, 2013 (filed with the SEC on 08/18/14) and its quarterly report on Form 10-Q for the quarter ended September 30, 2014 (filed with the SEC on 10/31/14). Anyone wishing to understand Ocwen’s business should review its SEC filings. Ocwen’s forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION CONTACT:

Investors:	Media:
Stephen Swett	Sard Verbinnen & Co
T: (203) 614-0141	Margaret Popper/David Millar
E: shareholderrelations@ocwen.com	T: 212-687-8080
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